UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2019

Lightstone Value Plus Real Estate Investment Trust V, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address of principal executive offices)

(Zip Code)

(732) 367-0129  (Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01    Other Events.

I.	Estimated Net Asset Value (“NAV”) and NAV per Share of Common Stock (“NAV per Share”)

On November 7, 2019, pursuant to the Policy for Estimation of Common Stock Value (the “Estimated Valuation Policy”), the board of directors of Lightstone Value Plus Real Estate Investment Trust V, Inc. (the “Company,” “we,” “us,” or “our”) determined and approved our estimated NAV of approximately $204.7 million and resulting estimated NAV per Share of $9.10 both as of September 30, 2019. Our estimated NAV and resulting NAV per Share are based upon the estimated fair values of our assets and liabilities as of September 30, 2019 and are effective as of November 7, 2019. We believe there have been no material changes between September 30, 2019 and the date of this filing to the net value of our assets and liabilities that existed as of September 30, 2019.

Process and Methodology

Our business is managed by an external advisor and we have no employees. Commencing on February 10, 2017, we engaged LSG-BH II Advisor LLC and LSG Development Advisor LLC (collectively, the “Advisor”), which are affiliates of the Lightstone Group LLC (“Lightstone”), to provide advisory services to us. Our Advisor, along with any necessary material assistance or confirmation of a third-party valuation expert or service, is responsible for calculating our estimated NAV and resulting NAV per Share, which we currently expect will be done on at least an annual basis unless and until our shares of common stock are approved for listing on a national securities exchange. Our board of directors will review and approve each estimate of NAV and resulting NAV per Share.

Our estimated NAV and resulting NAV per Share as of September 30, 2019 were calculated with both the assistance of our Advisor and Capright Property Advisors, LLC (“Capright”), an independent third-party valuation firm engaged to assist with the valuation of our assets and liabilities. Our Advisor recommended and our board of directors established the estimated NAV per Share based upon the analyses and reports provided by our Advisor and Capright. The process of estimating the value of our assets and liabilities is performed in accordance with our Estimated Valuation Policy and the provisions of the Investment Program Association Practice Guideline 2013-01, “Valuation of Publicly Registered Non-Listed REITs.” We believe our valuations were developed in a manner reasonably designed to ensure their reliability.

In arriving at an estimated NAV and resulting NAV per Share, our board of directors reviewed and considered the valuation analyses prepared by our Advisor and Capright. Our Advisor presented a report to the board of directors with an estimated NAV and resulting NAV per Share. Capright provided our board of directors an opinion that the resulting “as-is” market value for the Company’s properties, as calculated by our Advisor, and the other assets and liabilities as valued by our Advisor, along with the corresponding NAV valuation methodologies and assumptions used by our Advisor to arrive at a recommended NAV per Share of $9.10 as of September 30, 2019 were appropriate and reasonable. Our board of directors conferred with our Advisor and a representative from Capright regarding the methodologies and assumptions used to reach their respective conclusions. Our board of directors, which is responsible for determining our estimated per share value, considered all information provided in light of its own familiarity with our assets and liabilities and unanimously approved a NAV per Share of $9.10 as of September 30, 2019.

The engagement of Capright with respect to our estimated NAV and resulting NAV per Share as of September 30, 2019 was approved by our board of directors, including all of our independent directors. Capright has extensive experience in conducting asset valuations, including valuations of commercial real estate, debt, properties and real estate-related investments.

Capright’s opinion was subject to various limitations. In forming its opinion, Capright relied on certain information provided by our Advisor and third parties without independent verification. Our Advisor provided Capright with certain information regarding lease terms and the physical condition and capital expenditure requirements of each property. Capright did not perform engineering or structural studies or environmental studies of any of the properties, nor did they perform an independent appraisal of the other assets and liabilities included in our estimated NAV and resulting NAV per Share.

In forming their conclusion as to the “as-is” value of the real estate investments held by us as of September 30, 2019, Capright’s opinion was subject to various limitations. In connection with their engagement, Capright completed appraisals of all eight of our properties. With respect to the appraisals performed by Capright, the scope of their work included:

•	Review of all property level information provided by our Advisor;
•	Physical inspection of three of our consolidated properties to determine their physical condition and location attributes;
•	Review of the historical performance of our real estate investments and business plans related to operations of the investments;
•	Review of the data models prepared by the Advisor supporting the valuation for each investment; and
•	Review of the applicable markets by means of publications and other resources to measure current market conditions, supply and demand factors, and growth patterns.

In addition to their appraisals of our eight consolidated properties, Capright also evaluated the following information to arrive at their opinion of our other assets and liabilities:

•	Review of key market assumptions for our notes payable, which consist of mortgage loans on our properties, including but not limited to interest rates and collateral;
•	Review of our Advisor’s valuation of our note receivable, net;
•	Review of our Advisor calculations related to allocations of value to our noncontrolling interests based on applicable contractual terms and market assessments; and
•	Review of valuation methodology used by our Advisor for all our other assets and liabilities.

Capright has acted as a valuation advisor to us in connection with this assignment. The compensation paid to Capright in connection with this assignment was not contingent upon the successful completion of any transaction or conclusion reached by Capright. Capright may be engaged to provide financial advisory services to us, our Advisor, or other Lightstone-sponsored investment programs or their affiliates in the future.

The following is a summary of the valuation methodologies used for each type of asset:

Investments in real estate. We have generally focused on acquiring commercial real estate properties in different asset classes, some of which have required development, redevelopment, and/or repositioning. Capright and our Advisor utilized a variety of valuation methodologies, each as appropriate for the asset type under consideration to assign an estimated value to each asset.

Our Advisor estimated the value of our investments in real estate utilizing multiple valuation methods, as appropriate for each asset, including an income approach using discounted cash flow analysis and a sales comparable analysis. The key assumptions used in the discounted cash flow approach were specific to each property type, market location, and quality of each property and were based on similar investors’ return expectations and market assessments. The key assumptions are reflected in the table included under “Allocation of Estimated NAV per Share” below. In calculating values for our assets, our Advisor used balance sheet and cash flow estimates as of September 30, 2019.

In forming its opinion, Capright prepared appraisals on all eight of our investment properties in connection with the valuation. The appraisals estimated values by using discounted cash flow, comparable sales, or a weighting of these approaches in determining each property’s value. The appraisals employed a range of terminal capitalization rates, discount rates, growth rates, and other variables that fell within ranges that Capright and our Advisor believed would be used by similar investors to value the properties we own. The assumptions used in developing these estimates were specific to each property (including holding periods) and were determined based upon a number of factors including the market in which the property is located, the specific location of the property within the market, property and market vacancy, tenant demand for space, and investor demand and return requirements.

While we and our Advisor believe that the approaches used by appraisers in valuing our real estate assets, including an income approach using discounted cash flow analysis and sales comparable analysis, is standard in the real estate industry, the estimated values for our investments in real estate may or may not represent current market values or fair values determined in accordance with generally accepted accounting principles in the United States (“GAAP”). Real estate is currently carried at its amortized cost basis in our financial statements, subject to any adjustments applicable under GAAP.

Cash and cash equivalents. The estimated value of our cash and cash equivalents approximate their carrying value due to their short term maturities.

Marketable securities, available for sale. The estimated values of our marketable securities are based on Level 2 inputs. Level 2 inputs are inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. All of our marketable securities measured using Level 2 inputs were valued based on a market approach using readily available quoted market prices for similar assets.

Restricted cash. The estimated value of our restricted cash approximate their carrying value due to their short term maturities.

Note receivable, net. The estimated value of our note receivable, net approximates its carrying value as of September 30, 2019 based on current market rates for similar instruments.

Notes payable. Values for our notes payable, which consist of mortgage loans, were estimated by the Advisor and reviewed by Capright using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated current market interest rates for mortgage loans with similar characteristics, including remaining loan term and loan-to-value ratios. The current market interest rates were generally determined based on market rates for available comparable debt. The estimated current market interest rates for our mortgage loans ranged from 4.2% to 4.5%.

Other assets and liabilities, net. Our other assets and liabilities, net consist of prepaid expenses and other assets, accounts payable and accrued and other liabilities, payables to related parties, and accrued property tax. For a majority of our other assets and liabilities, the carrying values as of September 30, 2019 were considered equal to fair value by our Advisor due to their cost-based characteristics or short maturities. Certain other items, primarily straight-line rent receivable, intangibles and deferred costs, have been eliminated for the purpose of the valuation because those items are already considered in our valuation of the respective investments in real estate operating properties or financial instruments (i.e., notes payable).

Noncontrolling interests. In those situations where our consolidated operating properties are held in joint venture structures in which other equity holders have an ownership interest, our Advisor has valued those noncontrolling interests based on the terms of the respective joint venture agreement applied assuming a liquidation of the joint venture as of the date of valuation. The resulting allocation of value to noncontrolling interests is a deduction to the estimated NAV.

Common stock outstanding. In deriving an estimated NAV per Share, the total estimated NAV was divided by 22.5 million, the total number of common shares outstanding as of September 30, 2019, on a fully diluted basis, which includes financial instruments that can be converted into a known or determinable number of common shares. As of the valuation date, none of our financial instruments that could be converted into common shares are currently convertible into a known or determinable number of common shares. The determination of the number of common shares outstanding used in the estimated NAV per Share is the same as used in GAAP computations for per share amounts.

Our estimated NAV per Share was calculated by aggregating the value of our assets, subtracting the value of both our liabilities and noncontrolling interests, and dividing the net amount by the fully-diluted shares of common stock outstanding, all as of September 30, 2019.

Allocation of Estimated NAV per Share

The table below sets forth the calculation of our estimated NAV per Share as of September 30, 2019, as well as the calculation of our prior estimated NAV per Share as of September 30, 2018. The estimated NAV per Share of $9.10 as of September 30, 2019, reflects an increase of $0.63, or 7.4%, from the estimated NAV per Share of $8.47 as of September 30, 2018.

	Estimated NAV per Share
	As of September 30, 2019	As of September 30, 2018
Investments in real estate:
Operating properties(1)	$16.75	$10.57
Mezzanine loan	-	0.46
Cash and cash equivalents	1.50	2.21
Restricted cash	0.19	0.17
Marketable securities	0.24	0.63
Note receivable	0.39	-
Notes payable	(9.34)	(5.02)
Other assets and liabilities, net	(0.23)	(0.19)
Noncontrolling interests	(0.40)	(0.36)
Estimated NAV per Share(2)	$9.10	$8.47

Notes:

(1)	The following are the key assumptions (shown on a weighted average basis) used in the discounted cash flow models to estimate the value of the eight consolidated properties we currently own.

	Multifamily	Student Housing	Office
	(six properties)	(one property)	(one property)
Exit capitalization rate	6.25%	6.25%	7.00%
Discount rate	7.26%	7.25%	8.25%
Annual market rent growth	3.05%	3.00%	3.00%
Average holding period (in years)	10.0	10.0	10.0

The following are ranges of the key assumptions used in the discounted cash flow models to estimate the value of our six multifamily properties. The discounted cash flow analyses for our student housing asset as well as our office asset are each for only one property, and therefore, a range of values is not applicable.

Multifamily
(six properties)
Exit capitalization rate	5.75% - 6.75%
Discount rate	7.00% - 7.50%

(2)	As of September 30, 2019, we had 22,499,363 shares of common stock outstanding. The potential dilutive effect of our common stock equivalents does not affect our estimated NAV per Share as there were no potentially dilutive securities outstanding as of the valuation date.

The estimated values of our investments in real estate as of September 30, 2019 reflect an aggregate increase of 25.9% compared to their original contractual purchase price or an aggregate increase of 19.4% compared to their original contractual purchase price plus capital expenditures after acquisition.

While we believe that our assumptions utilized are reasonable, a change in these assumptions would affect the calculation of the value of our real estate assets. The table below presents the estimated increase or decrease to our estimated NAV per Share resulting from a 25 basis point increase and decrease in the discount rates and capitalization rates for the eight consolidated properties we currently own. The table is presented to provide a hypothetical illustration of possible results if only one change in assumptions was made, with all other factors remaining constant. Further, each of these assumptions could change by more or less than 25 basis points or not at all.

	Change in NAV per Share
	Increase of	Decrease of
	25 basis points	25 basis points
Capitalization rate	$(0.75)	$0.83
Discount rate	$(0.31)	$0.31

Historical Estimated NAV per Share

The historical reported estimated NAV per Share of our common stock as approved by our board of directors for the preceding two years are set forth below:

$8.47	September 30, 2018	Current Report on Form 8-K filed December 3, 2018

$7.98	September 30, 2017	Current Report on Form 8-K filed December 7, 2017

Limitations and Risks

As with any valuation methodology, the methodology used to determine our estimated NAV and resulting NAV per Share is based upon a number of estimates and assumptions that may prove later not to be accurate or complete.  Further, different participants with different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated NAV per Share, which could be significantly different from the estimated NAV per Share approved by our board of directors.  The estimated NAV per Share approved by our board of directors does not represents the fair value of our assets and liabilities in accordance with GAAP, and such estimated NAV per Share is not a representation, warranty or guarantee that:

•	A stockholder would be able to resell his or her shares at the estimated NAV per Share;
•	A stockholder would ultimately realize distributions per share of common stock equal to the estimated NAV per Share upon liquidation of our assets and settlement of our liabilities or a sale of the Company;
•	Our shares of common stock would trade at the estimated NAV per Share on a national securities exchange,
•	An independent third-party appraiser or other third-party valuation firm would agree with the estimated NAV per Share; or
•	The methodology used to estimate our NAV per Share would be acceptable to FINRA or under the Employee Retirement Income Security Act with respect to their respective requirements.

The Internal Revenue Service and the Department of Labor do not provide any guidance on the methodology an issuer must use to determine its estimated NAV per share. FINRA guidance provides that NAV valuations be derived from a methodology that conforms to standard industry practice.

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive different estimated NAVs and resulting NAVs per share, and these differences could be significant. The estimated NAV per Share is not audited and does not represent the fair value of our assets less our liabilities in accordance GAAP, nor do they represent an actual liquidation value of our assets and liabilities or the amount shares of our common stock would trade at on a national securities exchange. Our estimated NAV per Share is based on the estimated value of our assets less the estimated value of our liabilities and other non-controlling interests divided by the number of our diluted shares of common stock outstanding, all as of the date indicated. Our estimated NAV per Share does not reflect a discount for the fact we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. Our estimated NAV per Share does not take into account estimated disposition costs or fees or penalties, if any, that may apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of certain debt. Our estimated NAV per Share will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and the management of those assets and changes in the real estate and capital markets. Different parties using different assumptions and estimates could derive different NAVs and resulting estimated NAVs per share, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. Our Estimated Valuation Policy requires us to update our estimated NAV per Share value on an annual basis. Our board of directors will review and approve each estimate of NAV and resulting estimated NAV per Share.

The following factors may cause a stockholder not to ultimately realize distributions per share of common stock equal to the estimated NAV per Share upon liquidation:

•	The methodology used to determine estimated NAV per Share includes a number of estimates and assumptions that may not prove to be accurate or complete as compared to the actual amounts received in the liquidation.
•	In a liquidation, certain assets may not be liquidated at their estimated values because of transfer fees and disposition fees, which are not reflected in the estimated NAV calculation.
•	In a liquidation debt obligations may have to be prepaid and the costs of any prepayment penalties may reduce the liquidation amounts. Prepayment penalties are not included in determining the estimated value of liabilities in determining estimated NAV.
•	In a liquidation, the real estate assets may derive a portfolio premium which premium is not considered in determining estimated NAV.
•	In a liquidation, the potential buyers of the assets may use different estimates and assumptions than those used in determining estimated NAV.

•	If the liquidation occurs through a listing of the common stock on a national securities exchange, the capital markets may value the Company’s net assets at a different amount than the estimated NAV. Such valuation would likely be based upon customary REIT valuation methodology including funds from operation (‘‘FFO’’) multiples of other comparable REITs, FFO coverage of dividends and adjusted FFO payout of the Company’s anticipated dividend.
•	If the liquidation occurs through a merger of the Company with another REIT, the amount realized for the common stock may not equal the estimated NAV per Share because of many factors including the aggregate consideration received, the make-up of the consideration (e.g., cash, stock or both), the performance of any stock received as part of the consideration during the merger process and thereafter, the reception of the merger in the market and whether the market believes the pricing of the merger was fair to both parties.

For further information regarding the limitations of our estimated NAV per Share, see our Estimated Valuation Policy filed as Exhibit 99.2 to our Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission on August 15, 2017.

II. Share Redemption Program and Redemption Price

Our board of directors has adopted a share redemption program that permits stockholders to sell their shares back to us, subject to the significant conditions and limitations of the program.  Our board of directors can amend the provisions of our share redemption program at any time without the approval of our stockholders.

On August 9, 2017, our board of directors adopted a Fourth Amended and Restated Share Redemption Program (the “Amended Share Redemption Program”) which became effective July 1, 2018. Under the Amended Share Redemption Program, we no longer process redemptions upon death, “qualifying disability,” or confinement to a long-term care facility on terms different than those on which we process all other redemptions. Additionally, the price at which we will redeem shares submitted for redemption is a percentage of the estimated NAV per Share as of the Effective Date (as defined in the Amended Share Redemption Program), as follows:

For Redemptions with an Effective Date Between
July 1, 2018 and June 30, 2019:	92.5% of the estimated NAV per Share
July 1, 2019 and June 30, 2020:	95.0% of the estimated NAV per Share
July 1, 2020 and June 30, 2021:	97.5% of the estimated NAV per Share
Thereafter:	100% of the estimated NAV per Share

Pursuant to the terms of the Fourth Amended Share Redemption Program, any shares approved for redemption are redeemed on a periodic basis as determined from time to time by our board of directors, and no less frequently than annually. We will not redeem, during any twelve-month period, more than 5% of the weighted average number of shares outstanding during the twelve-month period immediately prior to the date of redemption. In addition, the cash available for redemptions is limited to no more than $10.0 million in any twelve-month period. Any redemption requests are honored pro rata among all requests received based on funds available and are not honored on a first come, first served basis.

On December 28, 2018, our board of directors adopted a Fifth Amended and Restated Share Redemption Program (the “Fifth Amended Share Redemption Program”) which became effective on January 31, 2019. The only material change to the program was to change the measurement period for the limitations on the number and dollar amount of shares that may be accepted for redemption from a rolling 12 month-period to a calendar year.

Any redemption requests are honored pro rata among all requests received based on funds available and are not honored on a first come, first served basis.

In accordance with our Fifth Amended and Restated Share Redemption Program, the per share redemption price automatically adjusted to $8.64 effective November 7, 2019 as a result of the determination and approval by our board of directors of the updated estimated NAV per Share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST V, INC.

Dated: November 7, 2019	By:	/s/ Seth Molod
Seth Molod
Chief Financial Officer